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FINAL TRANSCRIPT

Thomson StreetEvents℠

BIOS - BioScrip at Jefferies Global Healthcare Services Conference

Event Date/Time: Jan. 25. 2010 / 6:15PM GMT

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FINAL TRANSCRIPT

Jan. 25. 2010 / 6:15PM, BIOS — BioScrip at Jefferies Global Healthcare Services Conference
CORPORATE PARTICIPANTS
Richard Friedman
BioScrip, Inc. — Chairman, CEO
Richard Smith
BioScrip, Inc. — COO
Stanley Rosenbaum
BioScrip, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Art Henderson
Jefferies & Co. — Analyst
PRESENTATION
Art Henderson — Jefferies & Co. — Analyst
Good afternoon. I am Art Henderson, Healthcare Services analyst, Jefferies. I am pleased to introduce our next presenter. The Company is BioScrip, which is ticker BIOS. The Company is the leading specialty pharmaceutical health care provider to partners with patients, physicians, payers, pharmaceutical manufacturers.
It provides access to medications, generally, highly complex medications. And today is a very special day. They have a big announcement that they made this morning with the announced acquisition of Critical Homecare Solutions. So we are excited to hear more about that.
With us today is Chairman and CEO, Rich Friedman here on right, President and COO, Rick Smith, and then CFO, Stan Rosenbaum. And we are very pleased to have you guys here. Here’s the slide thing. It’s pretty straightforward, and thank you for joining us.

Richard Friedman — BioScrip, Inc. — Chairman, CEO
Thank you, Art. It is absolutely a pleasure to be here today. Before we get going, we have to talk a little bit about Safe Harbor, so I will take a few seconds, slide one, slide two, and then we will begin.
As Art mentioned, today is an extremely exciting day milestone for BioScrip. Today we announced that we signed an agreement to acquire CHS. CHS is an incredible organization. We paid $343.2 million — we will pay for it, plus issuing 3.4 million warrants at a $10 strike price, five-year terms.
What this really does is creates the leading independent specialty pharmacy and home care company in the United States. What was critical to us is that CHS had about 450 payer relationships on top of the 600 that BioScrip has, so it gave us over 1,000 payer relationships, 28 states and over 100 points of service, which we will get into in a little while.
On a pro forma basis, if you look at the period ending September 30, 2009, the Company would have generated approximately $1.6 billion in revenue, $73.4 million in EBITDA. And the transaction is expected to be cash accretive for 2010, and slightly diluted on a GAAP basis.
When you take a look at BioScrip, why did the transaction make sense for us? BioScrip has believed over a long period of time that the key to health care is going to be management of the chronically ill. We have emphasized repeatedly about adherence, compliance and retention, that if you are able to manage the chronically ill, you will be able to reduce overall medical costs.

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Jan. 25. 2010 / 6:15PM, BIOS — BioScrip at Jefferies Global Healthcare Services Conference
When you go on the left hand side of the page — we have been able to accumulate a number of assets over the years. Those assets consist of community pharmacies, of which there are 33, infusion centers — we have four free standing plus five which are integrated within our specialty service centers, and three mail facilities.
The health care stakeholders all benefit from managing the chronically ill, from patients, to pharma, to physicians as well as the managed care organizations. Managing the chronically reduces overall health care costs. And what is critical to us is access, quality and cost.
Long-term strategic goals are really to build clinical leadership across all technologies. And this includes infusion, oral and injectibles, expanding our national footprint, high touch, high feel model. We believe that health care is practiced on a local basis. Decisions are made on a local basis. Relationships are built on a local basis.
What this does also is grows our revenue and expands our margins and our EBITDA margins significantly from where we were. And again, adherence, compliance, retention, we believe the key is to healthcare.
Overview of CHS — leading provider of home infusion, home health services for patients suffering with chronic and acute medical conditions. When you take a look at pro forma in the last 12 months ending September 30, 2009, revenues totaled $252 million and EBITDA of about $39 million. Gross margin was about 51% and EBITDA margin was approximately 15%.
Comparing that to where BioScrip has been, BioScrip in the last quarters had been reporting in the mid to the high 11% range on margins. So this does an incredible movement for us on the margin side, and on the EBITDA side approximately 200 basis points higher. They operate 68 branches across 22 states, 35 infusion, 33 nursing locations. And again, they utilize the local presence, local relationships to be successful.
Key benefits of the transaction, what this does is it now puts 140 field people on the ground for cross selling opportunities amongst all lines, whether it is injectible, infusion and orals, we are there. National footprint — over 100 sites of care, Traditional higher margin therapies, we now expand into the entry TPNs and antibiotics, and its broadened clinical services. Expertise from CHS with our expertise, we believe we will be the strongest ones out there.
Nursing component — we believe strongly in nursing, going forward, to manage the chronically ill. We believe nursing has to be there on a home setting. Again, access to 450 payers with BioScrip brings us to over 1,000. And we also talked about annual cost savings, synergies between $5 million and $7 million.
Now, in our modeling that we talked about today, we did not include revenue synergies within this modeling. So we believe there is more upside. So when you take a look in the entirety of what BioScrip will look like, we will be in 28 state coverages. We have 44 specialty infusion. Couple that with the 17 that we have subcontracts with, brings us to 61. 1,000 managed care relationships, a patient census of over 100,000, 33 specialty service centers and 33 nursing locations. So we believe, on a broad base, we are there. We are able to hit all the needs on a local basis. With that, I will turn it over to Rick, who will go over our market opportunity and transaction rationale.

Richard Smith — BioScrip, Inc. — COO
Good afternoon. As Rich mentioned, it provided the opportunity that we see with this acquisition, as well as building on our core business. As we look at this market opportunity, the opportunity to expand our access to a $60 billion market that is growing at a 15% to 20% clip, we think that given the expertise of BioScrip and the opportunity to add CHS to our platform, we enable access and bring greater capabilities to the marketplace to service our customers.
And as I look at our customers, it begins with the patient, the referral sources, pharma, as well as the managed care payer organization. We have significant and in depth clinical management programs that can manage the chronically ill, those with

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FINAL TRANSCRIPT

Jan. 25. 2010 / 6:15PM, BIOS — BioScrip at Jefferies Global Healthcare Services Conference
multiple therapies, those that have a need for acute episodes, and those that need that high touch clinical services, given the cost of these technologies.
We also are looking at, in our daily reactions with pharma, the opportunity, given our capabilities, to help them bring their drugs to market at a faster pace, as well. So our clinical expertise, given where the pipeline is for the existing market is today, and the opportunities in the deliveries that we have, it puts us in a good position to successfully partner with all of our constituencies.
The other thing that we see is the evolution of the technologies — oral, injectible, infusion. With this acquisition, we expand our opportunities, we expand our footprint, and we also expand our regions and new geographies to where we can offer a flexibility in delivery model for both pharma and the managed care organizations.
Now we also are seeing, that given the acquisition, we will pick up 16 ambulatory treatment centers. We are seeing that, given reimbursement pressures at the physician level, the fact that some of these technologies are being pushed into the hospital outpatient department, the relative cost comparison without giving up on clinical effectiveness, the opportunity to drive these into an alternative site of administration.
Here’s the pipeline as we see it. We have disease management programs, care management programs in all of these categories. We essentially have the clinical expertise in which we can apply the right technology at the right and appropriate situation for each patient, the opportunity to bring high tech pharmaceutical, pharmacy services, high tech nursing services, care management, disease management, education of the patient, reimbursement expertise and enabling that these patients can get on service quickly so they can begin their regimen, reporting when they started therapy to the physician so that there is a coordination in communication for an effective and cost effective outcome in the right sites, the right setting for this particularly patient.
So these are — these disease states that we already have significant expertise in the existing BioScrip business. And it is also opportunities through the CHS acquisition, given infusion capabilities, where I think will provide an opportunity for us, given that a third to 50% of drugs in development are going to be coming through the infused technologies.
Here’s the model that we will now have on a national basis, which Rich mentioned, in 61 locations. The convergence of, specialty pharmacy and home care — it is interesting, 15 years ago, the specialty pharmacy industry grew up out of home infusion. So, essentially, as a result of technologies coming back home with a high touch service, the level of clinical management that is dominant in the home infusion model, has essentially been evolving to be applied to the specialty pharmacy industry.
We have significant amount of expertise. The team that we have added over the last year has significant experience, in terms of home infusion, specialty pharmacy, care management, essentially presenting our capabilities to managed care, presenting them to case management, nurses and physicians, as well as pharma.
We have an opportunity, as the demographics continue to move towards home care, towards our direction, the opportunity to apply our care management programs to both the acute and the chronic episode. A number of these technologies are being managed in the same patients through the same episode of care, the same care plan. And so, the level of clinical expertise does seamlessly coordinate the levels of care, monitor labs, monitor communication with the physician, adjust the care plan on an ongoing basis, is critical to the success and effectiveness of this delivery system.
What we have now is an integrated model, a specialty pharmacy from a central point of service. Our specialty service centers, which are our community pharmacies, the opportunity in the community to service, interact, counsel and offering testing services to our patients, the opportunity to expand our home infusion footprint, cross sell those high tech services, and also to expand our specialty service centers to offer those capabilities in markets where they can be added.
And now, adding the home nursing and the opportunity to cross sell those critical services that are needed to offer a highly integrated model to our customers is an opportunity that we see with this acquisition.

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FINAL TRANSCRIPT

Jan. 25. 2010 / 6:15PM, BIOS — BioScrip at Jefferies Global Healthcare Services Conference
As Rich mentioned, we have, now will have, 61 infusion pharmacies. This includes what we pick up in the CHS acquisition, the concentration of CHS being primarily in the central to eastern part of the United States, provides us an opportunity to access the high concentration of US population. We have coverage through our subcontracted agencies to somewhat of the Rocky Mountain section of the country. And then, we have a significant concentration in California and in the northwest area of the country.
We look to continue to focus on the integration of CHS post closing for the first six months. We believe that, given our national United agreement, we will have the opportunity to accelerate our pull through opportunities. We have not dialed any revenue synergies into any projections that we had provided earlier. But we believe that, given the opportunity to work with CHS and communicate their clinical programs to manage care, that we will have an opportunity to grow their top line, in conjunction with ours.
We also believe that their managed care relationships offers us a great opportunity for cross selling specialty pharmacy contracts on a direct basis to service that of our specialty pharmacy arm. So there is great opportunities that we see through this platform, the local touch, the local reach, the national presence for the whole network now becomes that much more explosive, in terms of momentum that we believe we can create with this acquisition. And for that, I will turn it over to Stan.

Stanley Rosenbaum — BioScrip, Inc. — CFO
Let me take you for a second through the details of the acquisition that we announced today. The target is Critical Homecare Solutions. It was for consideration of $242 million, which includes an estimated $132 million to repay CHS’ existing debt.
In addition, we will be issuing 12.94 million shares, equivalent to about $101.2 million, based on last Friday’s closing price. We will also issue warrants of 3.4 million, with a $10 strike price and a five-year term.
When the deal is finalized, the existing CHS shareholders will own about 24% of BioScrip. We have received a commitment from Jefferies to finance this transaction and we expect it to close on March 31. In addition, the existing CHS shareholders will get two Board seats.
Looking at the pro forma combined financial summary, pro forma LTM revenue was $1.6 million. This is as of September 30. Pro forma LTM adjusted EBITDAO — for those who do not know, O is option expense. We throw option expense into that number, of $73.4 million. We estimate at the closing date that we will have $27 million in cash on our balance sheet, $325 million of debt, and our net debt to pro forma EBITDAO leverage of 4.1.
Giving guidance into 2010, we expect — bear in mind that we will only have CHS for nine months in 2010. We fully expect that our revenues will be between $1 billion 670 million and $1 billion 730 million in sales. We expect our gross profit to be between $267 million and $277 million, and our EBITDAO between $67 million and $71 million. Bear in mind, again, this is nine months of CHS included in these numbers.
We expect this transaction to be accretive on a cash EPS basis next year and slightly dilutive on a GAAP basis. Post 2010 we expect to be accretive on both a cash and a GAAP basis. The combined companies have a very attractive cash flow profile and over the next several years, we certainly expect to reduce the leverage target to below 2. With that, I will turn it back over to Art Henderson.

Art Henderson — Jefferies & Co. — Analyst
Yes.

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FINAL TRANSCRIPT

Jan. 25. 2010 / 6:15PM, BIOS — BioScrip at Jefferies Global Healthcare Services Conference
QUESTIONS AND ANSWERS
Unidentified Audience Member
(inaudible question — microphone inaccessible) — a couple of questions?

Art Henderson — Jefferies & Co. — Analyst
Go ahead.

Unidentified Audience Member
Do you have any guidance for free cash flow?

Stanley Rosenbaum — BioScrip, Inc. — CFO
We have not given it publicly. But we expect it to be somewhere in the $20 million to $25 million range.

Unidentified Audience Member
Can you explain the warrant rationale?

Stanley Rosenbaum — BioScrip, Inc. — CFO
It was part of the negotiations. It was given to the existing shareholders with an understanding there was some value to it, but it has to hit $10 a share before that value would actually materialize.

Richard Friedman — BioScrip, Inc. — Chairman, CEO
Yes, Stan’s right. It was part of the negotiations of how to negotiate final pricing on the deal on what made sense for both sides. With your $10 strike price, obviously, there has to be performance in there in order for it to be in money.
It is accounted for under Treasury Stock Method, so that it has to be over $10 before you start including the shares with the EPS computation. And it just made sense to be part of the way we structured it.

Art Henderson — Jefferies & Co. — Analyst
Could you talk a little bit — I know you talked about synergies of $5 million to $7 million. What is the first kind of thing you are going to be focused on with respect to the integration and how you expect that $5 million to $7 million to be realized, whether its up front or over a period of time?

Richard Smith — BioScrip, Inc. — COO
We are looking to focus — the bulk of the synergies will come from purchasing, so essentially, beginning day one, beginning their purchasing on our contracts, which we have a better structure so we believe that will come in day one, gradually as increase them into our purchasing activities.

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Jan. 25. 2010 / 6:15PM, BIOS — BioScrip at Jefferies Global Healthcare Services Conference
And then, we have identified a particular headcount that will, essentially, most likely leave the organization at closing or shortly thereafter. And those are the only ones that we have essentially dialed into the synergy calculation.

Richard Friedman — BioScrip, Inc. — Chairman, CEO
I think it is important, Art, to point out, and Rick did it earlier, the quality of the people that we have brought into BioScrip over the past year that had the experience in integrations, running networks over 100. They have come from all walks, whether it is Walgreens, Corum, HRA, Option Care.
These people all have incredible experience, have put companies together. Along with the CHS people, their field staff, the operations are terrific. And we believe that we have the plan, and we will work on the plan to make sure that it works extremely well.

Stanley Rosenbaum — BioScrip, Inc. — CFO
I think there is one other issue here that we should talk about, that is that they are on the same computer platform that we are on, so there is little or no integration issues here.

Unidentified Audience Member
From a debt repayment perspective, I know you talked about longer term, but you have a system, how long you can take the move from the 4.1 down to the 2?

Stanley Rosenbaum — BioScrip, Inc. — CFO
We have said that over the next three years we will do that.

Richard Friedman — BioScrip, Inc. — Chairman, CEO
Well, it’s up to advisors. Yes sir.

Unidentified Audience Member
What about the retention of the CHS management team and (inaudible question — microphone inaccessible)?

Richard Smith — BioScrip, Inc. — COO
We primarily focused on the field management. The — we believe that the corporate management, the senior corporate management at CHS can move on. We have got our team in place. We have got — we run a functional organization, so we have got a head of sales, and then a head of operations.
We have a head of reimbursement that has been in the industry for about 25 years, and that the head of clinical services at the field level for CHS, actually, was the former head of clinical services at a large competitor, who has worked with a number of our people on the team.
So we have outlined a very detailed, cross functional integration plan. We will begin a road show, visiting their locations to meet and greet and meet all the people. But we do not anticipate, nor do we expect to disrupt or distract anything at the field level.

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Jan. 25. 2010 / 6:15PM, BIOS — BioScrip at Jefferies Global Healthcare Services Conference
And our focus will be on insuring that we continue to take advantage of their managed care relationships and build revenue growth and then, at the same time, focus on just pure blocking and tackling, collecting our cash, billing our cash, servicing the patients and taking the strengths of their programs and the strengths of ours and seeing how we can increase the overall strength of the combined entities.

Unidentified Audience Member
Okay, could you describe your strategy with home nursing assets that you are acquiring with the critical home care? Are you going to — is there — are you trying to invest in a little bit more in what you are doing already?

Richard Smith — BioScrip, Inc. — COO
Yes, I think it is early, but through our due diligence process, we have found that that is a very good asset, very well run. It throws off some good cash flow, has nice margins. It has a nice concentration in the areas that it is in to gain market share and be a leader.
We have spoken with some of our managed care organizations that could look to feed that business. And so, we think that there are some opportunities. Also, from a chronic patient coordination, they do some home infusion services today. But there are other chronic management services that I think we can evolve to, in terms of leveraging that asset the right way, as well.

Unidentified Audience Member
(inaudible question — microphone inaccessible)

Richard Smith — BioScrip, Inc. — COO
A number of these managed care relationships would like to have you have a pharmacy in their state. And so, we believe that on discussions that we have and the people that we know in a number of the independent Blues plans that have a specialty contract out there that is accessible, that we believe now we will have some pharmacies in some of those states that we will be able to access the specialty pharmacy, in addition to the home infusion lines.

Art Henderson — Jefferies & Co. — Analyst
Should we take the rest in the breakout?

Richard Smith — BioScrip, Inc. — COO
Sure.

Richard Friedman — BioScrip, Inc. — Chairman, CEO
Thank you.

Stanley Rosenbaum — BioScrip, Inc. — CFO
Thank you.

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Jan. 25. 2010 / 6:15PM, BIOS — BioScrip at Jefferies Global Healthcare Services Conference

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Additional Information and Where to Find it
BioScrip, Inc. intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement regarding the issuance of stock in connection with the proposed transaction. The proxy statement will be mailed to the stockholders of BioScrip. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BIOSCRIP AND THE PROPOSED TRANSACTION. Investors and stockholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by BioScrip with the SEC may be obtained free of charge by contacting BioScrip, Inc., Investor Relations, 100 Clearbrook Road, Elmsford, NY 10523 or contacting BioScrip, Inc. Attn: General Counsel at 914-460-1638.
Participants in the Solicitation
BioScrip and its officers and directors may be deemed to be participants in the solicitation of proxies from BioScrip’s stockholders with respect to the issuance of stock in connection with the proposed transaction. Information about BioScrip’s executive officers and directors and their ownership of BioScrip’s stock is set forth in the proxy statement for BioScrip’s 2009 Annual Meeting of Stockholders, which was filed with the SEC on March 27, 2009. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of BioScrip and its respective executive officers and directors in the proposed transaction by reading the preliminary and definitive proxy statements regarding the issuance of stock in connection with the proposed transaction, which will be filed with the SEC.
Safe Harbor Statement
This communication includes forward-looking statements regarding the proposed acquisition and related transactions that are not historical or current facts and deal with potential future circumstances and developments, in particular information regarding growth opportunities, expected synergies from the acquisition, and whether and when the transactions contemplated by the merger agreement will be consummated. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward-looking statements include: the failure to realize synergies as a result of operational efficiencies, purchasing volume discounts, cross-selling of services, streamlined distribution and general and administrative reductions in the timeframe expected or at all; unexpected costs or liabilities; the result of the review of the proposed transaction by certain regulatory agencies, and any conditions imposed in connection with the consummation of the transaction; approval of issuance of BioScrip’s stock in connection with the transaction by the stockholders of BioScrip and satisfaction of various other conditions to the closing of the transaction contemplated by the merger agreement; and the risks that are described from time to time in BioScrip’s reports filed with the Securities and Exchange Commission (SEC), including BioScrip’s annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarter ended September 30, 2009, as amended. This communication speaks only as of its date, and BioScrip disclaims any duty to update the information herein.